EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Paramount Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(o)	34,778,731 shares	N/A	$168,155,164.39	0.00014760	$24,819.70

Total Offering Amounts					$168,155,164.39		$24,819.70

Total Fee Offsets							$—

Net Fee Due							$24,819.70

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of Paramount Group, Inc. (the “Company”) that may become issuable as a result of a stock split, stock dividend, recapitalization or similar transactions. Shares underlying awards that are granted under the Amended and Restated 2014 Equity Incentive Plan (the “Prior Plan ”) and subsequently forfeited, canceled, expired, satisfied without issuance of shares or otherwise terminated, in each case pursuant to the terms of the Prior Plan, will become available for issuance under the Plan. Amount includes 10,000,000 additional shares of Common Stock to cover such issuances.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $4.8350, based on the average of the high and low prices of the Common Stock of the Company on May 16, 2024, as reported on the New York Stock Exchange.